Exhibit 19.1
PROTHENA CORPORATION PLC
INSIDER TRADING COMPLIANCE POLICY
I.    PURPOSE
It is illegal for any employee, officer or director of Prothena Corporation plc or any of its subsidiaries (the “Company”) to trade in the securities of Prothena Corporation plc while in the possession of material non-public information about the Company. A “trade” as referenced in this Insider Trading Compliance Policy (this “Policy”) generally refers to purchases, sales or gifts. It is also illegal for any employee, officer or director of the Company to give material non-public information about the Company to others who could trade in Company securities while in possession of that information.
The Company has adopted this Policy in order to ensure its employees, officers and directors comply with U.S. federal and state securities laws governing (1) trading in Company securities while in the possession of material non-public information about the Company, and (2) disclosing (“tipping”) material non-public information to others, and in order to prevent even the appearance of improper trading or tipping by the Company’s employees, officers and directors.
II.    POTENTIAL SANCTIONS
A.    CIVIL AND CRIMINAL PENALTIES
The consequences of engaging in illegal insider trading (which includes tipping) can be severe. Those who violate insider trading laws may be required to:
    disgorge the profit made or the loss avoided;
    pay civil penalties up to three times the profit made or loss avoided;
    pay a criminal fine of up to $5 million (individual violators) or $25 million (entity violators); and
    serve a jail term of up to 20 years.
The Company or members of management may also be required to pay significant civil or criminal penalties and could under certain circumstances be subject to private lawsuits by investors for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.
B.    COMPANY DISCIPLINE
Any employee, officer or director who violates this Policy or any insider trading law may be subject to disciplinary action by the Company, including dismissal or termination for cause. Trading that violates this Policy is subject to such disciplinary action even if the trading does not violate the law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. The Company reserves the right to determine, in its sole discretion and on the basis of the information available to it, whether this Policy has been violated.
The Company may take other action as it deems reasonably necessary to ensure compliance with this Policy (including without limitation issuing a stop-transfer order to the Company’s transfer agent to halt a trade in Company securities).
III.    SCOPE OF THIS POLICY
A.    ALL EMPLOYEES, OFFICERS AND DIRECTORS
This Policy covers all employees, officers and directors of the Company (which includes its subsidiaries), people living in their households, and entities (such as trusts, partnerships and corporations) over which such employees, officers or directors have or share voting or investment control (collectively referred to in this Policy as “Restricted Persons”). Employees, officers and directors are responsible for ensuring compliance with this Policy by members of their households and entities over which they exercise voting or investment control.
This Policy applies to employees, officers and directors during their employment or directorship with the Company.
B.    ALL TRANSACTIONS
Except as set forth below, this Policy applies to all transactions in Company securities, including its ordinary shares, options to purchase its ordinary shares and restricted share units representing rights to acquire its ordinary shares, as well as any other type of securities that the Company issues (such as preferred shares, convertible debentures, warrants, options and other derivative securities).
The following are certain limited exceptions to the pre-clearance, open trading window and other restrictions regarding transactions in Company securities:
•option exercises where the exercise price is paid in cash and there is no other associated market activity as described in Section VI.D. below (e.g., no sale of the shares after exercise; “exercise and hold”);
•receipt and vesting of options, restricted share units, restricted shares or other equity compensation awards from the Company, provided that this exception does not apply to subsequent sales of the shares;
•sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, as required by either the Company’s Board of Directors (or a committee thereof) or the award agreement governing such equity award; however, this exception does not apply to any other market sale for the purposes of paying required withholding; and

•transactions made pursuant to a Rule 10b5-1 trading plan as described in Section VI.E. below.
C.    SECTION 16 INSIDERS
Executive officers and directors are subject to the additional reporting obligations and trading restrictions under Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations issued thereunder by the U.S. Securities and Exchange Commission (the “SEC”).
Each such executive officer and director, and each person and entity affiliated or associated with each such executive officer or director (which includes certain individuals living in his or her household and entities over which they exercise control), is referred to in this Policy as a “Section 16 Insider.” The Company will notify any Section 16 Insider when the Company determines that they are a Section 16 Insider and if the Company subsequently determines that they are no longer a Section 16 Insider.
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), and any notices of sale required by Rule 144.
IV.    INSIDER TRADING COMPLIANCE OFFICER
The Company has designated the Company’s Chief Legal Officer as its Insider Trading Compliance Officer (the “Compliance Officer”). In the event of the Chief Legal Officer’s unavailability, the Company’s Head of Compliance (or such other person as the Chief Executive Officer or Chief Legal Officer designates) shall serve as the interim Compliance Officer.
V.    DEFINITION OF “MATERIAL NON-PUBLIC INFORMATION”
A.    “MATERIAL” INFORMATION
Information about the Company is “material” if there is a substantial likelihood that a reasonable investor would consider it important, as part of the total mix of available information, in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security. In simple terms, material information is any type of information that could reasonably be expected to meaningfully affect the market price of Company securities. Both positive and negative information may be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. While it is not possible to identify all information that could be deemed “material,” the following types of information could be considered material:

    significant clinical trial results or other developments;
    regulatory approvals and significant discussions with the U.S. Food and Drug Administration;
    significant safety incidents;
    changes in sales, earnings, cash flows or dividends;
    an important financing transaction;
    share splits or other transactions relating to Company securities;
    mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets;
    major management changes;
    sales or purchases by the Company of its own securities;
    major litigation or regulatory developments;
    significant process or product developments;
    gain or loss of a major partner or supplier;
    major transactions with other companies or entities, such as joint ventures or licensing agreements; or
    a major cybersecurity incident.
Note that this list is merely illustrative and not exhaustive.
B.    “NON-PUBLIC” INFORMATION
Material information is “non-public” if it has not been widely disseminated to the public, for example, through major newswires, national or financial news services or a webcast. For the purposes of this Policy, information would be considered public (i.e., no longer “non-public”) at the opening of trading after one full trading day has passed following the Company’s public release of the information. For the purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading.
Restricted Persons who are unsure whether information that they possess is “material” and “non-public” must consult the Compliance Officer for guidance before trading in any Company securities. In addition, if an employee, an officer or a director becomes aware of information that might be “material” to the Company and that might not be known by the Compliance Officer, they are required to immediately inform the Compliance Officer.
VI.    POLICIES AND PROCEDURES
A.    PROHIBITED ACTIVITIES
1.    Restricted Persons may not purchase, sell or otherwise trade in Company securities while in possession of material non-public information about the Company (except as permitted by Sections VI.C. and VI.D. below).

2.    Restricted Persons may not purchase, sell or otherwise trade in Company securities outside of the open trading windows described in Section VI.B. below (except as permitted by Sections VI.C., VI.D. and VI.E. below).
3.    Restricted Persons may not make a gift (or other transfer without consideration) of Company securities during a period when that employee, officer or director is not permitted to trade (except as permitted by Section VI.E. below).
4.    Restricted Persons may not purchase, sell or otherwise trade in Company securities unless the trade has been pre-approved by the Compliance Officer in accordance with the procedures set forth in Section VI.F. below or as permitted by Section VI.C. below.
5.    Restricted Persons may not purchase, sell or otherwise trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or otherwise enter into any form of hedging or monetization transaction (including a zero-cost collar or forward sale contract) in connection with Company securities.
6.    Restricted Persons may not purchase Company securities “on margin” (i.e., borrowing from a brokerage firm, bank or other entity in order to purchase Company securities) or hold Company securities in a margin account.
7.    Restricted Persons may not “pledge” Company securities as collateral to secure a loan.
8.    Restricted Persons may not disclose material non-public information about the Company to any outside person (including family members, friends, financial/research analysts, shareholders, potential investors or news media), unless required as part of the regular duties of such employee, officer or director or as authorized by the Compliance Officer or the Company’s Chief Financial Officer. All inquiries from financial/research analysts, shareholders, potential investors, news media or others should be referred to the Company’s Chief Financial Officer.
9.    Restricted Persons may not give trading advice of any kind about the Company to anyone, regardless of whether such Restricted Person is in possession of material non-public information about the Company.
10.    Restricted Persons may not participate, in any manner other than passive observation, in any investment or stock-related social media, internet forums, “chat” rooms or message boards relating to the Company.
B.    TRADING PERIODS
1.    Unless they are otherwise in possession of material non-public information about the Company or subject to a special closed trading period imposed by the Company or the Compliance Officer, and subject to the pre-clearance requirements of this Policy, Restricted Persons may trade in Company securities during the open trading window beginning at the opening of trading on the second full trading day after the Company publicly announces its financial results for the preceding fiscal quarter until the close of trading on the last business day to occur within 12 calendar days after the end of each of the Company’s fiscal quarters (i.e., the last business day on or before April 12 (Q1), July 12 (Q2), October 12 (Q3), and January 12 (Q4), respectively) (each, an “Open Window Period”). The period of time from the close of trading on the last business day to occur within 12 calendar days after the end of each of the Company’s fiscal quarters until the opening of trading on the second full trading day after the Company publicly announces its financial results for the preceding fiscal quarter is referred to as the “Closed Window Period”.
2.    The Compliance Officer may designate special closed trading periods that apply to specific Restricted Persons during Open Window Periods. Such Restricted Persons may not disclose to any other person (including any other Restricted Person) that the special closed trading period has been imposed.
C.    EXCEPTIONS FOR TRADES DURING CLOSED WINDOW PERIODS
Notwithstanding the restrictions set forth above, if a Restricted Person is not otherwise in possession of material non-public information about the Company, a Restricted Person may trade in Company securities during a Closed Window Period only upon receipt of a joint written approval of the Chief Legal Officer, Chief Executive Officer and Chief Financial Officer (the “Approving Officers”), to be given on a case-by-case basis after consideration of the relevant facts and circumstances in the sole discretion of the Approving Officers. A request for such a trade should be delivered to the Company’s Chief Legal Officer at least two business days prior to the anticipated date of such trade, although trades may be approved on a shorter notice period in the sole discretion of the Approving Officers. Prior to giving any such written approval to a Restricted Person, the Approving Officers must consult with the Chair of the Audit Committee regarding the Restricted Person’s request to trade during a Closed Window Period, or, if the Chair of the Audit Commitee is not available, the Approving Officers must consult with another disinterested member of the Audit Committee.

Such approval, if given, will also specify in the sole discretion of the Approving Officers the period in which the approved trade must occur, up to a maximum of five trading days (the “Approved Trading Period”); provided, that, the Approving Officers may withdraw their approval within that window of time if the approved trade has not yet occured, in their sole discretion. Upon receipt of written approval from the Approving Officers, the approved trade must occur no later than the (i) the end of the Approved Trading Period or (ii) such earlier time as the Restricted Person comes into possession of material non-public information. After the approved trade is executed, the

Restricted Person is once again prohibited from trading in Company securities as set forth in this Policy.
D.    EXCEPTION FOR EXERCISES OF OPTIONS
The trading prohibitions and restrictions of this Policy do not apply to the purchase of Company securities by exercising a stock option granted by the Company to an employee, officer or director (other than through a broker-assisted cashless exercise). However, all of the requirements and restrictions under this Policy (as well as the insider trading laws) do apply to any sale of the Company’s shares purchased by that option exercise. In other words, an employee, officer or director may exercise (other than through a broker-assisted cashless exercise) a Company-granted option at any time allowed under the terms of that option, but may sell the shares acquired by that exercise only in accordance with this Policy and insider trading laws. The cashless exercise of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore the requirements and restrictions under this Policy and insider trading laws apply.
A pre-clearance (described under Section VI.F.3. below) is still required for an exercise of an option even if the shares so acquired will not be sold, i.e., an “exercise-to-hold,” and Section 16 Insiders must still file a timely Form 4 reporting such an exercise.
E.    EXCEPTION FOR TRADES PURSUANT TO RULE 10B5-1 PLANS
A Restricted Person may trade in Company securities if the trade is made pursuant to a written contract, letter of instruction or plan that complies with the requirements of SEC Rule 10b5-1 (“Rule 10b5-1 Plan”). A Rule 10b5-1 Plan must be:
1.    Established during an Open Trading Window when such person is not in possession of material non-public information about the Company and not subject to a Company-imposed special closed trading period; and
2.    Approved (pre-cleared) – in accordance with Section VI.F.2. below – by the Compliance Officer at least 30 days in advance of the first trade proposed under the Rule 10b5-1 Plan.

Any modification or termination of a Rule 10b5-1 Plan shall be submitted to and pre-approved by the Compliance Officer.
F.    PROCEDURES FOR APPROVING TRADING IN COMPANY SECURITIES
Restricted Persons may not purchase, sell or otherwise trade in Company securities unless the Compliance Officer has approved (pre-cleared) the specific trade (or type of trade) or the Rule 10b5-1 Plan under which the trade is made or the exercise-to-hold of Company-granted stock options.

1.    Pre-Clearance of Specific Trades.
a.     Pre-clearance of specific trades should be sought, for example, in the following circumstances:
    (i)    Where one wishes to exercise and sell options to purchase ordinary shares of the Company on the same day;
    (ii)    Where one wishes to sell ordinary shares of the Company acquired upon the partial or full vesting of an award of restricted share units (i.e., the balance of the ordinary shares remaining after a number of ordinary shares were sold pursuant to the award agreement in order to cover the applicable withholding taxes);
    (iii)    Where one wishes to buy or sell ordinary shares of the Company in the open market; or
    (iv)    Where someone in the household of an employee, officer or director (see Section III.A) wishes to buy or sell ordinary shares of the Company in the open market.
b.    Restricted Persons may not trade in Company securities unless:
    (i)    Prior to the date of the proposed trade, the employee, officer or director has:
    (A)    notified the Compliance Officer in writing of the type of the proposed trade; and
    (B)    certified in writing to the Compliance Officer that the person is not in possession of material non-public information about the Company;
    (ii)    The Compliance Officer has approved (pre-cleared) in writing the proposed trade; and
    (iii)    The trade occurs no later than the earlier of (A) five trading days after that pre-approval or (B) such earlier time as the Restricted Person comes into possession of material non-public information.
Pre-clearance of specific trades should be made using a form provided by (or on behalf of) the Compliance Officer.
2.    Pre-Clearance of Rule 10b5-1 Plans. No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this Policy unless:
a.    The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1 as summarized in Exhibit A;
b.    Prior to entering into the Rule 10b5-1 Plan, the person has:
(i)    provided the Compliance Officer with a complete and accurate copy of the proposed Rule 10b5-1 Plan;

(ii)    certified in writing to the Compliance Officer that the proposed Rule 10b5-1 Plan complies with Rule 10b5-1; and
(iii)    certified in writing to the Compliance Officer that the person is not in possession of material non-public information about the Company;
c.    The person will not be subject to a closed trading window on the date they would enter into the Rule 10b5-1 Plan;
d.    The Compliance Officer has approved (pre-cleared) in writing the Rule 10b5-1 Plan; and
e.    The Rule 10b5-1 Plan is entered into no later than the earlier of (i) five trading days after that pre-approval or (ii) such earlier time as the Restricted Person comes into possession of material non-public information.
Pre-clearance of a Rule 10b5-1 Plan should be made using a form provided by (or on behalf of) the Compliance Officer.
3.    Pre-Clearance of Exercise-to-Hold of Company-Granted Options. Employees, officers and directors may not exercise a Company-granted stock option to hold the acquired shares (pursuant to the exception described in Section VI.D. above) unless:
a.    Prior to the date of the proposed exercise-to-hold, the employee, officer or director has:
(i)    notified the Compliance Officer in writing of the exercise price and number of shares to be acquired under the proposed exercise-to-hold; and
(ii)    certified in writing to the Compliance Officer that the person will seek separate pre-clearance if and when the person wishes to sell or otherwise transfer the shares acquired by the exercise-to-hold;
b.    The Compliance Officer has approved (pre-cleared) in writing the proposed exercise-to-hold; and
c.    The exercise-to-hold occurs within five trading days after that pre-approval by the Compliance Officer.
Pre-clearance of specific exercises-to-hold should be made using a form provided by (or on behalf of) the Compliance Officer.
Notifications, certifications and approvals (pre-clearances) under this Section VI.F. may be provided by e-mail.
The Compliance Officer is not obligated to approve any trade, Rule 10b5-1 Plan or exercise-to-hold, and the Compliance Officer may reject any request to approve any trade, Rule 10b5-1 Plan or exercise-to-hold in his or her reasonable discretion. No such approval by the Compliance Officer shall be considered as legal advice by the

Compliance Officer to the person who requested the approval, or that the trade, Rule 10b5-1 Plan or exercise-to-hold complies with any applicable law or satisfies the requirements of Rule 10b5-1. None of the Company, the Compliance Officer or any other officer or employee of the Company shall have any liability for any delay in reviewing, or refusal of, a request for approval of a trade, Rule 10b5-1 Plan or exercise-to-hold pursuant to this Policy, or the legality or consequences of any trade, Rule 10b5-1 Plan or exercise-to-hold approved pursuant to this Policy.
VII.    QUESTIONS
Please direct all questions or other requests regarding this Policy to the Compliance Officer.

Exhibit A
Guidelines for Rule 10b5-1 Plans
Capitalized terms not defined herein have the meanings
ascribed to them in the Company’s Insider Trading Compliance Policy

To be effective, a Rule 10b5-1 Plan must:

1.    Include representations certifying that (a) you are not aware of material nonpublic information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;
2.    Specify the beginning and end dates for the Rule 10b5-1 Plan;
3.    Specify either (a) the amount and price of Company securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of Company securities to be purchased or sold and the dates for such purchases or sales;
4.    Be put in place only at a broker acceptable to the Compliance Officer;
5.    Be subsequently modified only during an Open Window Period and with approval from the Compliance Officer;
6.    If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;
7.    If terminated before the end of its term and a new plan is put into place, be implemented only during an Open Window Period unless an exception is otherwise approved in advance by the Compliance Officer;
8.    Comply with the following “cooling-off” periods:
a.    For the Company’s directors and Section 16 officers, provide that no trade under a Rule 10b5-1 Plan may occur until the later of (i) the 91st day after the adoption of the plan or (ii) the third business day after the filing date of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or
b.    For other insiders, provide that no trade may occur until the 31st day after the adoption of the Rule 10b5-1 trading plan;
9.    Be the sole outstanding Rule 10b5-1 trading plan for such person, unless an exception is approved in advance by the Compliance Officer, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and

10.    Be, if such Rule 10b5-1 Plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period.
Additionally, the Company requires that you act in good faith with respect to the Rule 10b5-1 Plan for the entire duration of the plan.